EXHIBIT 23

Consent Letter of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-221293, and Form S-8 Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696, 333-160171, 333-183656 and 333-218048) of State Street Corporation and in the related Prospectuses of our reports dated February 21, 2019, with respect to the consolidated financial statements of State Street Corporation and the effectiveness of internal control over financial reporting of State Street Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 21, 2019